Exhibit 99.1
GAYLORD ENTERTAINMENT CO. REPORTS SECOND QUARTER 2008 RESULTS
– Same-Store Hospitality Revenue Increased 2.0 Percent –
– Same-Store Consolidated Cash Flow Increased 8.2 Percent –
- Same-Store Operating Income Increased 7.0 Percent -
NASHVILLE, Tenn. (August 5, 2008) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the second quarter ended June 30, 2008.
For the second quarter ended June 30, 2008:
•	Consolidated revenue increased 36.4 percent to $258.3 million in the second quarter of 2008 from $189.4 million in the same period last year, primarily driven by the opening of the Gaylord National Resort and Convention Center.

•	Income from continuing operations was $8.5 million, or $0.21 per share, compared to income from continuing operations of $93.6 million, or $2.21 per share, in the prior-year quarter. Income from continuing operations in 2007 included a $140.3 million pre-tax gain from the sale of the company’s investment in Bass Pro Group.

•	Hospitality segment total revenue increased 38.7 percent to $233.6 million in the second quarter of 2008 compared to $168.4 million in the prior-year quarter. Gaylord Hotels’ revenue per available room[1] (“RevPAR”) and total revenue per available room[2] (“Total RevPAR”) increased 2.6 percent and 3.5 percent, respectively, compared to the second quarter of 2007. Total RevPAR was impacted by some softening in outside-the-room spend. Same-store hospitality revenue increased 2.0 percent to $171.8 million driven by increases in average daily rate (“ADR”) and resort fees across the network of hotels, offset by lower occupancy due to increased attrition levels.

•	Adjusted EBITDA[3] was $57.9 million in the second quarter of 2008 compared to $38.7 million in the prior-year quarter.

•	Consolidated Cash Flow[4] (“CCF”) increased 44.1 percent to $64.5 million in the second quarter of 2008 compared to $44.8 million in the same period last year driven by the opening of the Gaylord National Resort and Convention Center. CCF was also positively impacted by increased collection of attrition and cancellation fees as well as the Company’s focus on margin management and its ability to manage resources according to current demand.
“Our meetings-focused business model is working well in this difficult environment. This quarter, and year-to-date, we have produced very solid increases in profitability growth despite modest same-store revenue growth. This profitability growth was driven by attrition and cancellation fees, increases in average daily rate and by running our hotels more efficiently,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment.
Reed added, “The Gaylord National had a very solid opening producing 67.5 percent occupancy and more than $14.0 million in CCF. We are pleased with the opening and with the progress the property is making.”
“We are seeing higher than historic attrition levels across the brand, which have affected occupancy and will likely continue for the remainder of the year. We are confident, however, in our business model, the contractual protection we have and our ability to maximize profits given this difficult operating environment.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the second quarter of 2008 include:
•	Gaylord Hotels’ RevPAR increased 2.6 percent to $133.59 in the second quarter of 2008 compared to $130.18 in the prior-year quarter, driven by the opening of Gaylord National, increases in ADR and strong transient business. Gaylord Hotels’ Total RevPAR increased 3.5 percent to $321.09 in the second quarter of 2008 compared to $310.36 in the second quarter of 2007, though there was some softening in outside-the-room spend during the quarter. Same-store RevPAR and Total RevPAR were flat in the second quarter of 2008 compared to the prior-year quarter.

•	Gaylord Hotels’ CCF increased 35.5 percent to $69.8 million in the second quarter of 2008 compared to $51.5 million in the same period last year. Same-store CCF increased 8.2 percent due to revenue growth, increased attrition and cancellation fee collections, the Company’s continued focus on margin management initiatives and Gaylord’s ability to effectively manage resources according to demand. The CCF margin for the hospitality segment was relatively flat at 29.9 percent, compared to 30.6 percent in the prior-year quarter. Same-store CCF margin grew 190 basis points to 32.5 percent versus 30.6 percent for the same period last year.

•	Gaylord Hotels’ same-store net definite bookings for all future years decreased 17.6 percent to 341,000 room nights booked in the second quarter of 2008 compared to the same period in 2007. At the end of the quarter, all Gaylord Hotel properties have 5.7 million room nights booked for future years as compared to 5.2 million at the same time last year.

•	Gaylord Hotels’ same-store attrition levels reached 10 percent in the second quarter compared to 8 percent for the same period in 2007. Attrition in the first quarter 2008 was 11 percent.
Reed continued, “We’ve already booked more room nights for 2009 than we had for 2008 at this time last year, indicating that our business model remains strong. While we have experienced an increase in attrition from conventions held in the quarter, we have a degree of profit protection that is built into our contracts with customers. Though this increase in attrition impacts RevPAR, it does not affect Total RevPAR or CCF as significantly. Our strong CCF levels are an indication that we can grow profitability even in a period when the industry is experiencing a major slowdown.”
“We continue to forge solid relationships with meeting planners and remain focused on growing our brand to meet the demand we continue to see. Additionally, our brand is becoming popular with leisure customers as well, evidenced by strong transient business this quarter, which is different from what others in the industry are experiencing,” said Reed. “With the addition of Gaylord National to our portfolio, where we already have 1.5 million room nights on the books for all future years, and future opportunities to expand our network, we are optimistic about the success of our long-term growth strategies and the greater potential of our brand.”
At the property level, Gaylord Opryland generated revenue of $73.5 million in the second quarter of 2008, a 3.0 percent increase compared to the prior-year quarter, largely a result of a shift toward more corporate business groups, which drove higher ADR. Second quarter RevPAR decreased 4.0 percent to $124.54 compared to $129.69 in the same period last year driven by an 8.3 point decline in occupancy. Total RevPAR decreased slightly to $280.68 in the second quarter of 2008 compared to the prior-year quarter. CCF increased 8.5 percent to $23.1 million, versus $21.3 million in the year-ago quarter due to successful cost control initiatives, the collection of cancellation and attrition payments and an increase in resort fees. CCF margin increased 160 basis points for the quarter to 31.4 percent, compared to the 29.8 percent CCF margin in the prior-year quarter. Operating statistics for the second quarter of 2007 reflect 12,574 room nights out of available inventory due to the Opryland room renovation. Completed in February 2008, this did not impact availability during the second quarter of this year.
Gaylord Palms posted revenue of $47.8 million in the second quarter of 2008, an increase of 3.6 percent compared to $46.1 million in the prior-year quarter. Second quarter RevPAR increased 8.3 percent to $152.89 compared to $141.23 in the same quarter last year, aided by an uptick in ADR and an increase in transient room nights. Total RevPAR increased 3.6 percent to $373.45. Driven by a 3.2 percent increase in group ADR, CCF increased to $16.0 million compared to $14.2 million in the prior-year quarter, resulting in a CCF margin of 33.4 percent, a 260 basis point increase from the prior-year quarter.
Gaylord Texan revenue was $48.0 million in the second quarter of 2008, down slightly from $48.4 million in the prior-year quarter. RevPAR in the second quarter increased 1.0 percent to $132.56 due to a 2.6 percent increase in ADR. Total RevPAR decreased 0.9 percent to $348.95. CCF increased 4.0 percent to $15.9 million in the second quarter of 2008, versus $15.3 million in the prior-year quarter, resulting in a 33.1 percent CCF margin, a 160 basis point increase from the prior-year quarter. The increase in CCF was primarily due to the increased ADR, an increase in attrition and cancellation fee collections in the quarter and lower commissions.
Gaylord National revenue was $61.8 million in the second quarter of 2008. RevPAR in the second quarter was $143.19. Total RevPAR was $359.02, driven by solid results in the banquets department and high outside-the-room spend. CCF was $14.1 million in the second quarter of 2008, resulting in a 22.7 percent CCF margin. During the quarter, advanced bookings for all future years reached approximately 1.5 million room nights. The Company spent an additional $90.2 million in the second quarter of 2008 on development of the property, bringing total capital expenditures for the hotel to date to $936.9 million.
Opry and Attractions
Opry and Attractions segment revenue increased 17.0 percent to $24.5 million in the second quarter of 2008, compared to $20.9 million in the year-ago quarter. The segment’s CCF decreased to $4.6 million in the second quarter of 2008 from $4.7 million in the prior-year quarter.
Corporate and Other

Corporate and Other operating loss totaled $12.8 million in the second quarter of 2008 compared to an operating loss of $13.9 million in the same period last year. Corporate and Other CCF in the second quarter of 2008 increased 13.3 percent to a loss of $9.9 million compared to a loss of $11.4 million in the same period last year.
Liquidity
As of June 30, 2008, the Company had long-term debt outstanding, including current portion, of $1,247.1 million and unrestricted and restricted cash of $33.3 million. At the end of the second quarter of 2008, $324.3 million of the Company’s $1.0 billion credit facility remained undrawn, which included $10.7 million in letters of credit.
On July 28, 2008, the Company announced that it entered into a new $1.0 billion senior secured credit facility that will be available to fund the Company’s business plan. The $1.0 billion credit facility replaces the Company’s prior $1 billion facility and matures in July 2012. The new facility provides for $300 million of revolving credit and a $700 million fully drawn term loan along with an accordion feature under which the Company can increase availability by $400 million with the agreement of participating banks.
On April 2, 2008, Gaylord took receipt of $145.0 million face value in bonds issued by Prince George’s County related to construction of Gaylord National and is now recording interest income on these securities.
Outlook
The following business performance outlook is based on current information as of August 5, 2008. The Company does not expect to update guidance before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
“Looking ahead, we believe that our core business will continue to yield solid results and that our unique model provides us with solid protection against the current market environment. That said, while demand for our hotels remains strong, we continued to experience higher levels of attrition in the quarter and we have projected similar attrition levels for the rest of this year. As we have pointed out on multiple occasions, when a group turns up with fewer delegates than they bargained for we lose the gross revenue that would have been generated had they filled their block, but we collect attrition fees that essentially cover our lost profitability. We believe that, as a result, it is prudent to trim our RevPAR and Total

RevPAR guidance for the full year 2008. Our profitability metrics remain reasonably strong and as such, we are only reducing the top end of our CCF guidance range,” Reed concluded.

	2008 New	2008 Prior

Consolidated Cash Flow
Gaylord Hotels (Same Store)	$197 – 202 Million	$197 – 207 Million
Gaylord National	$45 – 55 Million	$45 – 55 Million
Opry and Attractions	$13 – 14 Million	$13 – 14 Million
Corporate and Other	$(49 – 46) Million	$(49 – 46) Million

Gaylord Hotels Same-Store Advanced Bookings	1.3 – 1.4 Million	1.3 – 1.4 Million
Gaylord Hotels RevPAR	1% – 3%	4.5% – 7%
Gaylord Hotels Total RevPAR	1% – 3%	4% – 6%
Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made.  These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

[1]	The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period.

[2]	The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

[3]	Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the changes in fair value of the Viacom and CBS stock we formerly owned and changes in the fair value of the derivative associated with the secured forward exchange contract prior to its maturity in May 2007 and gains on the sale of assets. In accordance with generally accepted accounting principles, the changes in fair value of the Viacom and CBS stock and derivatives were not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.

[4]	As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 8 percent and 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of pre-opening costs, impairment charges, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets and our investment in Bass Pro, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, CFO	Elliot Sloane
Gaylord Entertainment	Sloane & Company
(615) 316-6101	(212) 446-1860
dkloeppel@gaylordentertainment.com	esloane@sloanepr.com
~or~	~or~
Mark Fioravanti, Senior Vice President and Treasurer	Josh Hochberg
Gaylord Entertainment	Sloane & Company
615-316-6588	(212) 446-1892
mfioravanti@gaylordentertainment.com	jhochberg@sloanepr.com
~or~
Rob Tanner, Director Investor Relations
Gaylord Entertainment
(615) 316-6572
rtanner@gaylordentertainment.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	Jun. 30,		Jun. 30,
	2008	2007	2008	2007

Revenues	$258,269	$189,381	$453,504	$371,739
Operating expenses:
Operating costs	149,043	108,771	262,531	217,324
Selling, general and administrative (a) (b)	48,114	38,691	87,656	79,491
Impairment charge	—	—	12,031	—
Preopening costs	3,246	3,230	18,821	6,175
Depreciation and amortization	28,998	19,303	50,209	38,763

Operating income	28,868	19,386	22,256	29,986

Interest expense, net of amounts capitalized	(18,548)	(13,611)	(22,127)	(32,388)
Interest income	3,773	1,630	4,097	2,147
Unrealized gain on Viacom stock and CBS stock	—	9,147	—	6,358
Unrealized (loss) gain on derivatives	—	(6,448)	—	3,121
(Loss) income from unconsolidated companies	(454)	2,931	(218)	1,013
Other gains and (losses), net (c)	(9)	140,212	50	146,075

Income before provision for income taxes	13,630	153,247	4,058	156,312

Provision for income taxes	5,082	59,631	2,358	62,039

Income from continuing operations	8,548	93,616	1,700	94,273

Income (loss) from discontinued operations, net of taxes	239	13,226	(219)	16,033

Net income	$8,787	$106,842	$1,481	$110,306

Basic net income per share:
Income from continuing operations	$0.21	$2.29	$0.04	$2.31
Income from discontinued operations, net of taxes	0.01	0.32	—	0.39

Net income	$0.22	$2.61	$0.04	$2.70

Fully diluted net income per share:
Income from continuing operations	$0.21	$2.21	$0.04	$2.23
Income from discontinued operations, net of taxes	—	0.31	—	0.38

Net income	$0.21	$2.52	$0.04	$2.61

Weighted average common shares for the period:
Basic	40,812	40,961	41,029	40,882
Fully-diluted	41,183	42,344	41,515	42,285

(a)	Includes non-cash lease expense of $1,530 and $1,554 for the three months ended June 30, 2008 and 2007, respectively, and $3,060 and $3,108 for the six months ended June 30, 2008 and 2007, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

(b)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the six months ended June 30, 2007.

(c)	Includes a non-recurring $140,313 gain related to the sale of Company’s investment in Bass Pro Group, LLC for the three months and six months ended June 30, 2007 and a non-recurring $4,437 gain related to the sale of corporate assets for the six months ended June 30, 2007.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Jun. 30,	Dec. 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$32,046	$23,592
Cash and cash equivalents — restricted	1,208	1,216
Trade receivables, net	71,494	31,371
Estimated fair value of derivative assets	528	—
Deferred income taxes	7,689	7,689
Other current assets	40,292	30,180
Current assets of discontinued operations	969	797

Total current assets	154,226	94,845

Property and equipment, net of accumulated depreciation	2,258,267	2,196,264
Notes receivable	150,441	—
Intangible assets, net of accumulated amortization	147	174
Goodwill	6,915	6,915
Indefinite lived intangible assets	1,480	1,480
Investments	3,956	4,143
Estimated fair value of derivative assets	2,870	2,043
Long-term deferred financing costs	12,470	14,621
Other long-term assets	24,604	16,382

Total assets	$2,615,376	$2,336,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,101	$2,058
Accounts payable and accrued liabilities	266,212	240,827
Current liabilities of discontinued operations	2,550	2,760

Total current liabilities	270,863	245,645

Long-term debt and capital lease obligations, net of current portion	1,244,964	979,042
Deferred income taxes	72,039	73,662
Other long-term liabilities	98,342	96,484
Long-term liabilities and minority interest of discontinued operations	519	542
Stockholders’ equity	928,649	941,492

Total liabilities and stockholders’ equity	$2,615,376	$2,336,867

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and
Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow
(“CCF”) reconciliation:

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
	2008		2007		2008		2007
	$	Margin	$	Margin	$	Margin	$	Margin

Consolidated
Revenue	$258,269	100.0%	$189,381	100.0%	$453,504	100.0%	$371,739	100.0%

Net income	$8,787	3.4%	$106,842	56.4%	$1,481	0.3%	$110,306	29.7%
(Income) loss from discontinued operations, net of taxes	(239)	-0.1%	(13,226)	-7.0%	219	0.0%	(16,033)	-4.3%
Provision for income taxes	5,082	2.0%	59,631	31.5%	2,358	0.5%	62,039	16.7%
Other (gains) and losses, net	9	0.0%	(140,212)	-74.0%	(50)	0.0%	(146,075)	-39.3%
Loss (income) from unconsolidated companies	454	0.2%	(2,931)	-1.5%	218	0.0%	(1,013)	-0.3%
Unrealized loss (gain) on derivatives	—	0.0%	6,448	3.4%	—	0.0%	(3,121)	-0.8%
Unrealized gain on Viacom stock and CBS stock	—	0.0%	(9,147)	-4.8%	—	0.0%	(6,358)	-1.7%
Interest expense, net	14,775	5.7%	11,981	6.3%	18,030	4.0%	30,241	8.1%

Operating income (1)	28,868	11.2%	19,386	10.2%	22,256	4.9%	29,986	8.1%
Depreciation & amortization	28,998	11.2%	19,303	10.2%	50,209	11.1%	38,763	10.4%

Adjusted EBITDA	57,866	22.4%	38,689	20.4%	72,465	16.0%	68,749	18.5%
Pre-opening costs	3,246	1.3%	3,230	1.7%	18,821	4.2%	6,175	1.7%
Impairment charge	—	0.0%	—	0.0%	12,031	2.7%	—	0.0%
Other non-cash expenses	1,530	0.6%	1,554	0.8%	3,060	0.7%	3,108	0.8%
Stock option expense	1,793	0.7%	1,303	0.7%	3,319	0.7%	2,710	0.7%
Other gains and (losses), net (2)	(9)	0.0%	140,212	74.0%	50	0.0%	146,075	39.3%
Gain on sale of investment in Bass Pro	—	0.0%	(140,313)	-74.1%	—	0.0%	(140,313)	-37.7%
Losses and (gains) on sales of assets	80	0.0%	102	0.1%	112	0.0%	(4,562)	-1.2%

CCF	$64,506	25.0%	$44,777	23.6%	$109,858	24.2%	$81,942	22.0%

Hospitality segment
Revenue	$233,614	100.0%	$168,408	100.0%	$411,558	100.0%	$334,869	100.0%
Operating income (1)	38,417	16.4%	30,093	17.9%	58,334	14.2%	54,710	16.3%
Depreciation & amortization	25,985	11.1%	16,262	9.7%	44,246	10.8%	32,687	9.8%
Pre-opening costs	3,246	1.4%	3,230	1.9%	18,821	4.6%	6,175	1.8%
Other non-cash expenses	1,530	0.7%	1,554	0.9%	3,060	0.7%	3,108	0.9%
Stock option expense	565	0.2%	375	0.2%	1,035	0.3%	798	0.2%
Other gains and (losses), net	68	0.0%	7	0.0%	127	0.0%	(3)	0.0%
Losses on sales of assets	3	0.0%	—	0.0%	35	0.0%	—	0.0%

CCF	$69,814	29.9%	$51,521	30.6%	$125,658	30.5%	$97,475	29.1%

Opry and Attractions segment
Revenue	$24,474	100.0%	$20,922	100.0%	$41,590	100.0%	$36,764	100.0%
Operating income	3,247	13.3%	3,144	15.0%	2,203	5.3%	2,138	5.8%
Depreciation & amortization	1,269	5.2%	1,424	6.8%	2,569	6.2%	2,980	8.1%
Stock option expense	63	0.3%	79	0.4%	141	0.3%	156	0.4%
Other gains and (losses), net	(1)	0.0%	14	0.1%	(1)	0.0%	12	0.0%
Losses on sales of assets	1	0.0%	—	0.0%	1	0.0%	—	0.0%

CCF	$4,579	18.7%	$4,661	22.3%	$4,913	11.8%	$5,286	14.4%

Corporate and Other segment
Revenue	$181		$51		$356		$106
Operating loss	(12,796)		(13,851)		(38,281)		(26,862)
Depreciation & amortization	1,744		1,617		3,394		3,096
Impairment charge	—		—		12,031		—
Stock option expense	1,165		849		2,143		1,756
Other gains and (losses), net (2)	(76)		140,191		(76)		146,066
Gain on sale of investment in Bass Pro	—		(140,313)		—		(140,313)
Losses (gains) on sales of assets	76		102		76		(4,562)

CCF	$(9,887)		$(11,405)		$(20,713)		$(20,819)

(1)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the six months ended June 30, 2007.

(2)	Includes a non-recurring $140,313 gain related to the sale of the Company’s investment in Bass Pro Group, LLC for the three months and six months ended June 30, 2007 and a non-recurring $4,437 gain related to the sale of corporate assets for the six months ended June 30, 2007.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2008	2007	2008	2007
HOSPITALITY OPERATING METRICS:

Gaylord Hospitality Segment (1) (2)

Occupancy	74.2%	80.1%	75.5%	78.7%
Average daily rate (ADR)	$180.03	$162.49	$177.26	$165.01
RevPAR	$133.59	$130.18	$133.91	$129.91
OtherPAR	$187.50	$180.18	$188.25	$179.19
Total RevPAR	$321.09	$310.36	$322.16	$309.10

Revenue	$233,614	$168,408	$411,558	$334,869
CCF (3)	$69,814	$51,521	$125,658	$97,475
CCF Margin	29.9%	30.6%	30.5%	29.1%

Gaylord Opryland (1)

Occupancy	76.4%	84.7%	76.2%	79.5%
Average daily rate (ADR)	$162.97	$153.04	$160.13	$150.30
RevPAR	$124.54	$129.69	$122.03	$119.42
OtherPAR	$156.14	$156.26	$159.56	$149.73
Total RevPAR	$280.68	$285.95	$281.59	$269.15

Revenue	$73,535	$71,371	$146,126	$134,726
CCF (3)	$23,088	$21,277	$44,460	$33,294
CCF Margin	31.4%	29.8%	30.4%	24.7%

Gaylord Palms

Occupancy	82.2%	78.4%	83.3%	81.1%
Average daily rate (ADR)	$185.90	$180.08	$195.65	$194.32
RevPAR	$152.89	$141.23	$163.05	$157.57
OtherPAR	$220.56	$219.35	$238.80	$230.26
Total RevPAR	$373.45	$360.58	$401.85	$387.83

Revenue	$47,781	$46,134	$102,831	$98,698
CCF	$15,960	$14,197	$35,922	$33,136
CCF Margin	33.4%	30.8%	34.9%	33.6%

Gaylord Texan

Occupancy	72.2%	73.4%	74.2%	77.0%
Average daily rate (ADR)	$183.53	$178.82	$183.96	$176.29
RevPAR	$132.56	$131.29	$136.56	$135.68
OtherPAR	$216.39	$220.95	$213.50	$219.06
Total RevPAR	$348.95	$352.24	$350.06	$354.74

Revenue	$47,981	$48,433	$96,268	$97,018
CCF	$15,868	$15,256	$29,924	$29,832
CCF Margin	33.1%	31.5%	31.1%	30.7%

Gaylord National (2)

Occupancy	67.5%	n/a	67.5%	n/a
Average daily rate (ADR)	$212.10	n/a	$212.10	n/a
RevPAR	$143.19	n/a	$143.19	n/a
OtherPAR	$215.83	n/a	$215.83	n/a
Total RevPAR	$359.02	n/a	$359.02	n/a

Revenue	$61,839	n/a	$61,839	n/a
CCF	$14,061	n/a	$14,061	n/a
CCF Margin	22.7%	n/a	22.7%	n/a

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2008	2007	2008	2007
Nashville Radisson and Other (4)

Occupancy	67.6%	79.4%	64.9%	70.0%
Average daily rate (ADR)	$112.04	$97.86	$105.94	$98.01
RevPAR	$75.78	$77.75	$68.76	$68.64
OtherPAR	$15.45	$10.80	$14.24	$12.17
Total RevPAR	$91.23	$88.55	$83.00	$80.81

Revenue	$2,478	$2,470	$4,494	$4,427
CCF	$837	$791	$1,291	$1,213
CCF Margin	33.8%	32.0%	28.7%	27.4%

Gaylord Hospitality Segment (“Same Store”, excludes Gaylord National for Three Months and Six Months Ended June 30) (1)

Occupancy	76.3%	80.1%	76.8%	78.7%
Average daily rate (ADR)	$171.22	$162.49	$172.49	$165.01
RevPAR	$130.61	$130.18	$132.47	$129.91
OtherPAR	$178.72	$180.18	$183.94	$179.19
Total RevPAR	$309.33	$310.36	$316.41	$309.10

Revenue	$171,775	$168,408	$349,719	$334,869
CCF (3)	$55,753	$51,521	$111,597	$97,475
CCF Margin	32.5%	30.6%	31.9%	29.1%

(1)	Excludes 0 and 12,574 room nights that were taken out of service during the three months ended June 30, 2008 and 2007, respectively, and 5,171 and 20,907 room nights that were taken out of service during the six months ended June 30, 2008 and 2007, respectively, as a result of the rooms renovation program at Gaylord Opryland.

(2)	Excludes 1,408 and 0 room nights that were not in service during the three months and six months ended June 30, 2008 and 2007, respectively, as these rooms were not released from construction at the opening of Gaylord National.

(3)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the six months ended June 30, 2007.

(4)	Includes other hospitality revenue and expense.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
RECONCILIATION OF FORWARD-LOOKING STATEMENTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and
Amortization (“Adjusted EBITDA”) and Consolidated
Cash Flow (“CCF”) reconciliation:

	Guidance Range
	Full Year 2008
	Low	High
Hospitality segment (same store)
Estimated Operating income (loss)	$124,500	$127,000
Estimated Depreciation & amortization	64,000	66,000

Estimated Adjusted EBITDA	$188,500	$193,000
Estimated Pre-opening costs	500	550
Estimated Non-cash lease expense	6,100	6,100
Estimated Stock Option Expense	1,900	2,200
Estimated Gains and (losses), net	0	150

Estimated CCF	$197,000	$202,000

Gaylord National
Estimated Operating income (loss)	$5,500	$12,000
Estimated Depreciation & amortization	19,500	21,500

Estimated Adjusted EBITDA	$25,000	$33,500
Estimated Pre-opening costs	19,800	21,100
Estimated Stock Option Expense	200	300
Estimated Gains and (losses), net	0	100

Estimated CCF	$45,000	$55,000

Opry and Attractions segment
Estimated Operating income (loss)	$7,700	$8,250
Estimated Depreciation & amortization	5,000	5,250

Estimated Adjusted EBITDA	$12,700	$13,500
Estimated Stock Option Expense	300	450
Estimated Gains and (losses), net	0	50

Estimated CCF	$13,000	$14,000

Corporate and Other segment
Estimated Operating income (loss)	($61,050)	($57,200)
Estimated Depreciation & amortization	7,550	7,000

Estimated Adjusted EBITDA	($53,500)	($50,200)
Estimated Stock Option Expense	4,500	4,000
Estimated Gains and (losses), net	0	200

Estimated CCF	($49,000)	($46,000)